Exhibit 23.2

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (File No. 333-209264) and Form S‑8 (File No. 333-211183) of The St. Joe Company of our report dated January 24, 2025 relating to the financial statements of LMWS, LLC, appearing in the Annual Report on Form 10-K of The St. Joe Company for the year ended December 31, 2024.

/s/ Gerson, Preston, Klein, Lips, Eisenberg, Gelber, P.A.

Miami, Florida

February 11, 2025